Exhibit 5.1

Our ref:  FWO/756600-000001/61601118v2

To:	Afya Limited
PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands

6 February 2020

Dear Sirs

Afya Limited

We have acted as counsel as to Cayman Islands law to Afya Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (including, without limitation, the registration statement filed in accordance with Rule 462(b) of the United States Securities Act of 1933), filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) related to Class A common shares of US$0.00005 par value each in the capital of the Company (the “Shares”) to be issued and sold by the Company, as well as the Class A common shares of US$0.0005 par value each in the capital of the Company (the “Selling Shareholder Shares”) to be sold by the selling shareholders (the “Selling Shareholders”) pursuant to an Underwriting Agreement to be entered into among the Company, BofA Securities, Inc. UBS Securities LLC, Goldman Sachs & Co. LLC and Itau BBA USA Securities, Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriting Agrement”). This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The certificate of incorporation dated 22 March 2019 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 6 July 2019 (the “Memorandum and Articles”).

1.2                               The written resolutions of the board of directors of the Company dated 8 July 2019 and 4 February 2020 (the “Resolutions”).

1.3                               A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 3 February 2020 (the “Certificate of Good Standing”).

1.4                               A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5                               A draft of the Underwriting Agreement.

1.6                               The Registration Statement.

1.7                               A copy of the register of members of the Company dated 30 January 2020 (the “Register of Members”).

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2                               All signatures, initials and seals are genuine.

2.3                               There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Underwriting Agreement.

2.4                               The completeness and accuracy of the Register of Members.

2.5                               There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the laws of the State of New York or the laws of Brazil.

2.6                               The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

2.7                               The Shares that will be issued and sold pursuant to the Underwriting Agreement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

2.8                               No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                               Based solely of our inspection of the Register of Members, the Selling Shareholders have valid title to their respective Selling Shareholder Shares and such Selling Shareholder Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

3.3                               The Shares to be issued by the Company as contemplated by the Registration Statement and the Underwriting Agreement have been authorised and when such Shares are issued by the Company in accordance with the Memorandum and Articles and upon payment in full being made therefor as contemplated in the Registration Statement and the Underwriting Agreement and such Shares being entered as fully-paid on the Register of Members of the Company, such Shares will be legally issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2                               Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3                               In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4                               We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Afya Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

6 February 2020

To:                             Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Afya Limited (the “Company”)

I, the undersigned, being duly authorised by the Resolutions, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1                                         The Memorandum and Articles remain in full force and effect and are unamended.

2                                         The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3                                         The Resolutions were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4                                         The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

5                                         There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

6                                         The directors of the Company at the date of Resolutions and at the date of this certificate were and are as follows: Nicolau Carvalho Esteves, Renato Tavares Esteves, Sérgio Mendes Botrel Coutinho, Daniel Arthur Borghi, Felipe Samuel Argalji, Laura Guaraná Carvalho, Vanessa Claro Lopes, Daulins Reni Emilio and Rafael Munerato de Almeida.

7                                         The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of a nominal or par value of US$0.00005 each which, at the date the Memorandum and Articles became effective, comprise (i) 500,000,000 Class A Common Shares; and (ii) 250,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A Common Shares in the manner contemplated in the Articles of Association of the Company); and (iii) 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with Article 4 of the Articles of Association of the Company.

8                                         The issued share capital of the Company prior to the issue of the Shares is 31,814,690 Class A Common Shares of a par value of US$0.00005 each and 57,929,585 Class B Common Shares of a par value of US$0.00005 each, which have been issued as fully paid and non assessable.

9                                         The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

10                                  Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

11                                  Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

12                                  The Company has received or will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

13                                  To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Anibal José Grifo de Sousa

Name:	Anibal José Grifo de Sousa

Title:	Authorised Person